UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 10, 2005

CRITICAL THERAPEUTICS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50767	04-3523569
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

60 WESTVIEW STREET, LEXINGTON, Massachusetts		02421
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(781) 402-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On January 10, 2005, Critical Therapeutics, Inc. (the "Company") entered into a license agreement with Beckman Coulter, Inc. under which the Company granted to Beckman Coulter and its affiliates an exclusive worldwide license, to patent rights and know-how controlled by the Company relating to the use of High Mobility Group Box Protein 1, or HMGB1, and its antibodies in diagnostics, to evaluate, develop, make, use and sell a kit or assemblage of reagents for measuring HMGB1 that utilizes one or more monoclonal antibodies to HMGB1 developed by or on behalf of the Company.

In consideration for the license, Beckman Coulter agreed to pay the Company a product evaluation license fee of $250,000 by February 9, 2005. Beckman Coulter also agreed to pay the Company additional aggregate license fees of up to $850,000 upon the occurrence of the following: the exercise by Beckman Coulter of its option to continue the license prior to a future date and the achievement of the first commercial sale of a licensed product. Beckman Coulter also agreed to pay the Company royalties based on net sales of licensed products by Beckman Coulter and its affiliates. Beckman Coulter has the right to grant sublicenses under the license subject to the Company's written consent, which the Company has agreed not to unreasonably withhold. Beckman Coulter agreed to pay the Company a percentage of any license fees, milestone payments or royalties actually received by Beckman Coulter from its sublicensees.

The license agreement will terminate if Beckman Coulter does not exercise its option to continue the license by a future date. In addition, Beckman Coulter has the right to terminate the license agreement on 90-days written notice. Each party has the right to terminate the license agreement upon the occurrence of a material uncured breach by the other party.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRITICAL THERAPEUTICS, INC.

January 12, 2005	By:	/s/ Trevor Phillips, Ph.D.

Name: Trevor Phillips, Ph.D.
Title: Chief Operating Officer